Exhibit 99.1

  Atlantic Coast Financial Corporation to Commence Second Step Conversion and
       Offering of up to 15,525,000 Shares of Common Stock to the Public
                 (Subject to Increase up to 17,853,750 Shares)

     WAYCROSS, Ga.--(BUSINESS WIRE)--Oct. 17, 2007--Atlantic Coast Federal Corporation (NASDAQ: ACFC) today announced that Atlantic Coast Financial Corporation, the proposed holding company for Atlantic Coast Bank, and Atlantic Coast Federal, MHC have received conditional approval from the Office of Thrift Supervision to commence its second step conversion and offering. Atlantic Coast Federal Corporation also today announced that the registration statement relating to the sale of common stock of Atlantic Coast Financial Corporation was declared effective by the Securities and Exchange Commission.

     The expected number of shares to be sold in the offering and issued to public stockholders in the exchange is based on an independent appraisal of the market value of Atlantic Coast Financial Corporation at September 28, 2007, and ranged from $179.8 million to $243.3 million (subject to a 15% increase to $279.7 million). Atlantic Coast Financial Corporation is offering for sale the 63.8% ownership interest currently owned by Atlantic Coast Federal, MHC in Atlantic Coast Federal Corporation, which is equivalent to between $114.8 million and $155.3 million, or 11,475,000 and 15,525,000 shares of common stock at $10.00 per share. Atlantic Coast Financial Corporation may increase the amount that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $178.5 million or 17,853,750 shares, as a result of market demand, regulatory considerations or changes in financial market conditions. At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of Atlantic Coast Federal Corporation will be exchanged for new shares of Atlantic Coast Financial Corporation. The number of new shares of Atlantic Coast Financial Corporation that the public stockholders are expected to receive will be between
1.31466 and 1.77866 shares, subject to a 15% increase to 2.04545 shares. The exchange ratio is intended to ensure that, after the conversion and offering, public stockholders will maintain the same ownership interest in Atlantic Coast Financial Corporation as they currently own in Atlantic Coast Federal Corporation (exclusive of any shares stockholders purchase in the offering). The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and the offering, Atlantic Coast Financial Corporation will be 100% owned by public stockholders.

     The subscription offering is expected to begin on or about October 22, 2007, when offering and proxy materials will be mailed to eligible Atlantic Coast Bank depositors. Proxy materials will be mailed to stockholders of Atlantic Coast Federal Corporation eligible to vote on or about October 22, 2007. Completion of the conversion and offering is subject to, among other things, the receipt of final regulatory approval of the Office of Thrift Supervision, and the approval and ratification of the plan of conversion and reorganization by the members of Atlantic Coast Federal, MHC and public stockholders of Atlantic Coast Federal Corporation, other than Atlantic Coast Federal, MHC.

     The Stock Information Center will open on October 23, 2007. The Stock Information Center's telephone number is (877) 565-8569. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Monday through Friday.

     Stifel, Nicolaus & Company, Incorporated is assisting Atlantic Coast Financial Corporation in selling its common stock in the subscription and community offerings on a best efforts basis. In addition, Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager and FTN Midwest Securities Corp. is acting as co-manager for any syndicated offering, if necessary, which is also being conducted on a best efforts basis. Neither Stifel, Nicolaus & Company, Incorporated, FTN Midwest Securities Corp. nor any other member of a possible syndicate group is required to purchase any shares in the offering.

     Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. is serving as special counsel to Atlantic Coast Federal, MHC, Atlantic Coast Financial Corporation, Atlantic Coast Federal Corporation and Atlantic Coast Bank for the conversion and offering. Thacher Proffitt & Wood LLP, Washington, D.C., is serving as counsel to Stifel, Nicolaus & Company, Incorporated.

     Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

     Atlantic Coast Federal Corporation, with approximately $898.4 million in assets as of June 30, 2007, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

     This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated commencement date of the offering, the anticipated exchange ratio and the anticipated size of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Atlantic Coast Federal Corporation and Atlantic Coast Bank, and changes in the securities markets.

     This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.


     CONTACT: For Atlantic Coast Federal Corporation:
              Corporate Communications, Inc.
              Patrick J. Watson, 615-254-3376